Exhibit 10.5.6

AMENDMENT NO. 6 TO EMPLOYMENT CONTRACT

AGREED, as of the 1st day of June 2006, between the Federal Agricultural Mortgage Corporation (FAMC) and Jerome G. Oslick (the employee), that the existing employment contract between the parties hereto, dated as of February 1, 2000, as amended through June 16, 2005 (collectively, the Agreement), be and hereby is amended as follows:

Section 3 (a) of the Agreement is replaced in its entirety with the following new section:

3 (a). Base Salary. As of July 1, 2006, you will be paid a base salary (the Base Salary) during the Term of Two Hundred Sixty-One Thousand Three Hundred Five Dollars ($261,305) per year, payable in arrears on a bi-weekly basis.

As amended hereby, the Agreement remains in full force and effect.

    Federal Agricultural Mortgage Corporation       Employee

    By:  /s/ Henry D. Edelman      /s/ Jerome G. Oslick
    President